Exhibit 99.1

Ryman Hospitality Properties, Inc. Reports First Quarter 2013 Results

- Gross Advance Group Bookings for all Future Periods Increased 57.9 Percent Over First Quarter 2012–

- Company Refinances Debt and Executes Against Share Repurchase Plan

NASHVILLE, Tenn. (May 7, 2013) – Ryman Hospitality Properties, Inc. (NYSE: RHP), a lodging real estate investment trust (“REIT”) specializing in group-oriented, destination hotel assets in urban and resort markets, today reported financial results for the first quarter ended March 31, 2013.

The end of the first quarter marked the completion of the Gaylord Hotels conversion to Marriott’s systems, allowing the hotels to start to benefit from the many anticipated synergies. Colin V. Reed, chairman, chief executive officer and president of Ryman Hospitality Properties, stated, “Despite an unusual confluence of events during the quarter that adversely impacted the group sector, including government related attrition and cancellations, the timing of the Easter holiday, and negative group mix shift year-over-year, we are seeing encouraging signs that the benefits of the Marriott affiliation are beginning to emerge. Our hotels produced record first quarter forward group bookings, record first quarter in-the-year, for-the-year group bookings, and record first quarter transient room night production. All three were material increases year-over-year. As the Marriott systems are fully implemented and anticipated costs savings begin to be realized, we continue to believe that our previously discussed cost synergies projection of $13 million to $16 million at the property level for 2013 will be accomplished. Furthermore, our projected corporate cost savings are being realized as expected, which can be seen in our first quarter numbers.”

First Quarter 2013 Results (as compared to First Quarter 2012):

•

Gross advanced group bookings for all future periods increased 57.9% to 587,682 room nights (a record first quarter bookings production); Net advance group bookings for all future periods increased 48.4% to 454,857 room nights

•	Gross advanced group bookings of in-the-year, for-the-year room nights increased 42.0% over the same period last year (a record first quarter bookings production)

•

Transient room night bookings, aided by the Marriott Rewards program and transient delivery channels, increased by 18,567 room nights (a record first quarter bookings production) and transient Average Daily Rate, or ADR, grew by $17.05

•

Cancellations in-the-year, for-the-year included 30,100 group rooms compared to 8,817 group rooms in the first quarter 2012; Cancellations in-the-quarter, for-the-quarter included 16,592 group rooms compared to 1,212 group rooms in the same period in 2012

•

Attrition for groups that traveled in the first quarter of 2013 was 8.3% of the agreed-upon room block compared to 4.5% in the same period in 2012; Attrition and cancellation fees collected during the quarter were $1.8 million compared to $1.2 million in the same period in 2012

•	Hospitality Revenue Per Available Room, or RevPAR, decreased 1.2% to $117.33

•

Hospitality Total RevPAR decreased 5.3% to $287.56 compared to Hospitality Retail Adjusted Total RevPAR in the first quarter 2012, or a decrease of 6.3% compared to unadjusted Total RevPAR in the first quarter 2012

•	Total Revenue decreased 6.2% to $222.1 million compared to Retail Adjusted Revenue in the first quarter 2012, or a decrease of 7.0% compared to unadjusted Total Revenue in the first quarter 2012

•

Hospitality Revenue decreased 6.4% to $209.6 million compared to Hospitality Retail Adjusted Revenue in the first quarter 2012, or a decrease of 7.3% compared to unadjusted Hospitality Revenue in the first quarter 2012

•	Net income was $53.8 million (including an income tax benefit of $66.3 million primarily relating to the REIT conversion) compared to net income of $6.0 million in first quarter 2012

•	Adjusted EBITDA on a consolidated basis decreased 21.6% to $50.6 million

•	Hospitality Adjusted EBITDA decreased 26.1% to $54.7 million

•	Adjusted Funds from Operations, or Adjusted FFO, was $23.5 million while Adjusted FFO excluding REIT conversion costs was $34.9 million

•	Declared first quarter dividend of $0.50 per share paid to stockholders on April 12, 2013

•	Repurchased $55.7 million of the Company’s common stock during the quarter against its $100 million repurchase plan

For our definitions of RevPAR, Total RevPAR, Adjusted EBITDA, Retail Adjusted Revenue, Retail Adjusted Total RevPAR, and Adjusted FFO as well as a reconciliation of the non-GAAP financial measure Adjusted EBITDA to Net Income, a reconciliation of the non-GAAP financial measure Retail Adjusted Revenue to revenue, and a reconciliation of the non-GAAP financial measure Adjusted FFO to Net Income, see “Retail Adjusted Revenue”, “Calculation of RevPAR and Total RevPAR”, “Non-GAAP Financial Measures”, and “Supplemental Financial Results” below.

Refinancing After Quarter End

•	Completed private placement of $350 million of 5% senior unsecured notes due 2021

•	Successfully refinanced and upsized credit facility to $1 billion from $925 million, improving pricing and extending the maturity to April 2017

Reed continued, “In addition, to give ourselves maximum balance sheet flexibility and take advantage of historically low interest rates, after quarter end, we completed the refinancing of the majority of our debt, which provides us with a strong balance sheet and a tremendous amount of flexibility. Finally, we announced a healthy planned 2013 dividend payout anticipated to be approximately $2.00 per share, or $0.50 per quarter, which we believe gives us one of the best dividend yields in the lodging REIT sector.”

Hospitality

Property-level results and operating metrics for the first quarter of 2013 and 2012 are presented in greater detail below under “Supplemental Financial Results.”

•

Gaylord Opryland occupancy increased 4.2 percentage points compared to the first quarter of 2012 to 70.4 percent, and RevPAR increased 5.9 percent to $110.76. In spite of a challenging comparison to first quarter last year, revenue at the property declined only 2.9 percent. The decline in revenue and Adjusted EBITDA from prior year was primarily related to a decrease in food and beverage spending as a result of a change in group mix, as the property experienced a shift from premium corporate and association groups toward less profitable SMERF (Social, Military, Educational, Religious, and Fraternal) groups and transient guests. This shift in business mix resulted in a reduction in outside-the-room spending by $3.4 million for the quarter.

•

Gaylord Palms occupancy declined 1.9 percentage points to 79.9 percent compared to the first quarter of 2012, and RevPAR decreased 4.7 percent to $142.47. The property experienced a significant shift in business mix during the quarter, as the property had over 24,000 fewer corporate and association room nights than the first quarter of 2012. This reduction in premium business was replaced by over 21,000 transient and SMERF group room nights that resulted in lower outside-the-room spending by $4.0 million for the quarter.

•

Gaylord Texan occupancy decreased 1.2 percentage points compared to the first quarter of 2012 and RevPAR declined 3.2 percent. The property experienced a similar shift in business mix during the quarter, as the property had over 14,000 fewer corporate and association room nights than in the 2012 quarter. This reduction in premium business was replaced by over 11,000 transient and SMERF group room nights resulting in a reduction in outside-the-room spending by $2.9 million for the quarter.

•

Gaylord National occupancy decreased 9.1 percentage points compared to the first quarter of 2012, and RevPAR decreased 6.2 percent. Of the occupancy decline, 4.7 percentage points were attributable to cancellations of government groups during the quarter, as Federal budget sequestration issues continued to negatively weigh on the behavior of these groups and subsequently the performance of the property in the quarter. In particular, two government related groups cancelled on short notice during the quarter resulting in 6,758 fewer room nights. The impact of these cancellations and general effect of government sequestration impacted the property’s outside-the-room spending, which decreased by $4.3 million for the quarter.

Reed continued, “While we anticipated the shift in mix at our properties would impact our first quarter performance, the challenges brought about by government budget issues had a negative impact on Gaylord National. Given that our properties traditionally rely on a mix of roughly 80 percent group and 20 percent transient business, the significant government group cancellations were felt more acutely by our business than some competitors in the D.C. area who focus more heavily on the transient segment and can thus reclaim more of those lost room nights in the quarter.

“Looking at our properties as a whole, we were pleased that in spite of the issues in D.C., occupancy and RevPAR were only slightly down compared to the first quarter of last year, and ADR actually improved modestly. Our Total RevPAR performance represented a decrease compared to last year, due to a decline in corporate and association business partially offset by an increase in SMERF and transient business. The negative impact of this shift away from premium corporate and association business was felt in terms of outside-the-room spending. However, these types of shifts tend to occur from quarter-to-quarter, and based on the group and association business we have secured for the remainder of the year, we are optimistic that this shift does not reflect an ongoing trend.”

Gross advance group bookings set a record first quarter production level with 587,682 group room nights booked for all future periods. Gross group room night production in-the year, for-the-year set a record first quarter production level and reflect a 42.0% increase over the same period last year. Additionally, transient room night production, a first quarter production record, increased 18,567 room nights and transient ADR grew $17.05 compared to the prior year quarter as the Marriott Rewards program began to gain traction and the Marriott transient delivery channels continued to ramp for Gaylord Hotels.

Reed continued, “Despite a potentially disruptive transition from the legacy Gaylord Hotels’ sales system to the new Marriott sales system (CI/TY) during February and March, the sales team did an outstanding job of not only migrating over five million group room nights to the new system, but also generating a record sales production quarter. Furthermore, 17% of first quarter production resulted from new customers obtained through Marriott sales channels, which we see as an encouraging sign.”

Opry and Attractions

Opry and Attractions segment revenue declined 2.6 percent to $12.5 million in the first quarter of 2013 from $12.9 million in the prior-year quarter. The segment’s Adjusted EBITDA declined 36.7 percent to $1.4 million in the first quarter of 2013, from $2.2 million in the prior-year quarter. Due to the REIT conversion, this segment shares a greater proportion of allocated expenses for centralized services than in the past.

Corporate

Corporate and Other Adjusted EBITDA totaled a loss of $5.4 million in the first quarter of 2013 compared to a loss of $11.5 million in the same period last year. The reduction in costs at the Corporate level are directly related to the transition of the Company from a C-Corp to a REIT and are in-line with previously discussed estimated cost synergies.

REIT Conversion Costs

The Company has allocated all REIT conversion costs by operating segments and reported these amounts separately as REIT conversion costs in the accompanying financial information. During the first quarter of 2013, the Company incurred $15.0 million of costs associated with this conversion. These costs include employment and severance costs ($11.2 million), professional fees ($1.1 million), and various other transition costs ($2.7 million).

During the quarter, the Company recorded an income tax benefit of $66.3 million. This benefit was primarily due to the reversal of $137.4 million in net deferred tax liabilities that are no longer necessary as a result of the Company’s REIT conversion, partially offset by a valuation allowance of $76.1 million on the net deferred tax assets of the Company’s taxable REIT subsidiaries, or TRSs.

Dividend Update

The Company paid its first quarterly cash dividend of $0.50 per share of common stock on April 12, 2013 to stockholders of record on March 28, 2013. It is the Company’s current plan to distribute total annual dividends of approximately $2.00 per share for 2013 in cash in equal quarterly payments in April, July, October, and January, subject to the board’s future determinations as to the amount of quarterly distributions and the timing thereof.

Balance Sheet/Liquidity Update

As of March 31, 2013, the Company had total debt outstanding of $1,092.1 million and unrestricted cash of $44.8 million. At March 31, 2013, $171.0 million of borrowings were undrawn under the Company’s $925 million credit facility, and the lending banks had issued $7.7 million in letters of credit, which left $163.3 million of availability under the credit facility. On January 17, 2013, the Company redeemed its remaining 6.75% senior notes at par at a cost of $152.2 million, which was funded using borrowings under the revolving credit line of the Company’s $925 million credit facility.

During the quarter, the Company announced a private placement of $350 million aggregate principal amount of 5.00% senior notes due 2021 (the “Notes”), which closed on April 3, 2013. The Notes are senior unsecured obligations of the Company’s issuing subsidiaries and are guaranteed by the Company and all of the Company’s subsidiaries that guarantee its senior credit facility. Aggregate net proceeds from the sale of the notes were approximately $342 million, after deducting the initial purchasers’ discounts and commissions and estimated offering expenses. The Company used substantially all of the net proceeds of the offering to repay amounts outstanding under its revolving credit facility.

In addition, the Company announced on April 18, 2013 that it successfully refinanced its $925 million credit facility that was scheduled to mature in August 2015. The increased and extended $1 billion credit facility will mature in April 2017 and is comprised of a $700 million revolving credit line ($154 million of which was drawn at close) and a fully funded $300 million term loan. The Company was able to secure favorable pricing on the facility as the interest rate is LIBOR plus an applicable margin based on the Company’s consolidated funded indebtedness to total asset value ratio, or the base rate plus the applicable margin. The initial rate is set at LIBOR + 1.75%. The extended facility reflects both a reduction in the term loan and an increase in the revolving credit line, as well as improved pricing. The previous credit facility was comprised of a $400 million term loan and a $525 million revolving credit line. At April 30, 2013, $439.0 million of borrowings were drawn under the Company’s $1 billion credit facility, and the issuing banks had issued $7.7 million in letters of credit, which left $553.3 million of availability under the credit facility.

During the quarter, the Company repurchased and cancelled approximately 1.3 million shares of its common stock for an aggregate purchase price of $55.7 million, which the Company funded using cash on hand and borrowings under the revolving credit line of its credit facility.

Guidance Update:

The Company is reiterating its 2013 Guidance for Hospitality RevPAR, Hospitality Total RevPAR, Adjusted EBITDA and Adjusted FFO, as originally announced on February 15, 2013. However, due to higher than expected employee transition and pension cost associated with the REIT conversion, the Company is modifying its 2013 guidance for Adjusted FFO after REIT conversion costs as outlined in the following table. In addition, the Company has updated the estimated basic shares outstanding to reflect the recent share repurchase activity.

	Original Guidance		Revised Guidance
	Low	High	Low	High
Hospitality RevPAR [1]	3.0%	6.0%	3.0%	6.0%
Hospitality Total RevPAR [1]	2.0%	5.0%	2.0%	5.0%

Hospitality	$278.0	$288.0	$278.0	$288.0
Opry and Attractions	15.0	17.0	15.0	17.0
Corporate and Other	(24.0)	(20.0)	(24.0)	(20.0)
Gaylord National Bonds [2]	12.0	12.0	12.0	12.0

Adjusted EBITDA	$281.0	$297.0	$281.0	$297.0

Adjusted FFO [3]	$212.0	$225.0	$212.0	$225.0
REIT conversion costs (tax effected)	$13.0	$12.0	$19.0	$18.0
Adjusted FFO after REIT conversion costs [3]	$199.0	$213.0	$193.0	$207.0

Adjusted FFO per Share [3]	$4.03	$4.27	$4.09	$4.34
Adjusted FFO per Share after REIT conversion costs [3]	$3.78	$4.04	$3.72	$3.99
Estimated Basic Shares Outstanding	52.7	52.7	51.9	51.9

1.	Hospitality RevPAR estimated annual increases are based on 2012 RevPAR of $123.36 (as adjusted to reflect a change in room counting methods that does not exclude renovation rooms from the calculation of rooms available, per Marriott room counting methods), and Hospitality Total RevPAR estimated annual increases are based on 2012 Retail Adjusted Total RevPAR of $305.30 (as adjusted to reflect the elimination from the first three quarters of 2012 of revenues from retail operation that were outsourced to a third-party retailer beginning in the fourth quarter of 2012, as well as Marriott room counting methods).
2.	Interest income from Gaylord National bonds reported in hospitality segment results in 2013.
3.	Adjusted FFO guidance includes a deduction for maintenance capital expenditures of $36.0 to $38.0 million.

For our definitions of RevPAR, Total RevPAR, Adjusted EBITDA, Retail Adjusted Revenue, Retail Adjusted Total RevPAR, and Adjusted FFO as well as a reconciliation of the non-GAAP financial measure Adjusted EBITDA to Net Income, a reconciliation of the non-GAAP financial measure Retail Adjusted Revenue to revenue, and a reconciliation of the non-GAAP financial measure Adjusted FFO to Net Income, see “Retail Adjusted Revenue”, “Calculation of RevPAR and Total RevPAR”, “Non-GAAP Financial Measures”, “Supplemental Financial Results” and “Reconciliation of Forward-Looking Statements” below.

Reed continued, “When we originally announced our outlook for the year it was with the understanding that our performance would strengthen as the year progressed and we would begin to realize the revenue and cost synergies we expected once the Marriott systems were fully implemented. With the successful integration of our hotels on the Marriott platform, coupled with the strong in-the-year, for-the-year group bookings and transient demand, we believe we will end the year within our original guidance range other than for Adjusted FFO after REIT conversion costs. Despite the challenges we experienced in the first quarter, our hotel assets are heading in the right direction, our corporate cost savings are being realized as expected, and we are seeing many positive signs for the future. As a result, we are reiterating our guidance for Hospitality RevPAR, Hospitality Total RevPAR, Adjusted EBITDA and Adjusted FFO.”

Earnings Call information

Ryman Hospitality Properties will hold a conference call to discuss this release today at 10:00 a.m. ET. Investors can listen to the conference call over the Internet at www.rymanhp.com. To listen to the live call, please go to the Investor Relations section of the website (Investor Relations/Presentations, Earnings, and Webcasts) at least 15 minutes prior to the call to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will run for at least 30 days.

About Ryman Hospitality Properties, Inc.:

Ryman Hospitality Properties, Inc. (NYSE: RHP) is a REIT for federal income tax purposes, specializing in group-oriented, destination hotel assets in urban and resort markets. The Company’s owned assets include a network of four upscale, meetings-focused resorts totaling 7,795 rooms that are managed by world-class lodging operator Marriott International, Inc. under the Gaylord Hotels brand. Other owned assets managed by Marriott International, Inc. include Gaylord Springs Golf Links, the Wildhorse Saloon, the General Jackson Showboat and The Inn at Opryland, a 303-room overflow hotel adjacent to Gaylord Opryland. The Company also owns and operates a number of media and entertainment assets, including the Grand Ole Opry (opry.com), the legendary weekly showcase of country music’s finest performers for nearly 90 years; the Ryman Auditorium, the storied former home of the Grand Ole Opry located in downtown Nashville; and WSM-AM, the Opry’s radio home. For additional information about Ryman Hospitality Properties, visit www.rymanhp.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Examples of these statements include, but are not limited to, statements regarding the future performance of our business, the effect of the Company’s election of REIT status, the amount of REIT conversion or other costs relating to the restructuring transactions, anticipated cost synergies and revenue enhancements from the Marriott relationship, the expected approach to making dividend payments, the board’s ability to alter the dividend policy at any time, plans to engage in common stock repurchase transactions and the timing and form of such transactions, and other business or operational issues. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with economic conditions affecting the hospitality business generally, the geographic concentration of the Company’s hotel properties, business levels at the Company’s hotels, the effect of the Company’s election to be taxed as a REIT for federal income tax purposes effective for the year ending December 31, 2013, the Company’s ability to remain qualified as a REIT, the Company’s ability to execute its strategic goals as a REIT, the effects of business disruption related to the Marriott management transition and the REIT conversion, the Company’s ability to realize cost savings and revenue enhancements from the REIT conversion and the Marriott transaction, the Company’s ability to generate cash flows to support dividends, future board determinations regarding the timing and amount of dividends and changes to the dividend policy, which could be made at any time, the determination of Adjusted FFO and REIT taxable income, and the Company’s ability to borrow funds pursuant to its credit agreements. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission (SEC) and include the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Additional Information

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent report on Form 10-K. Copies of our reports are available on our website at no expense at www.rymanhp.com and through the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) at www.sec.gov.

Retail Adjusted Revenue

Under Marriott International, Inc.’s management of Gaylord Opryland, Gaylord Texan, and Gaylord National, the retail operations of such hotels were outsourced to a third party retailer beginning in the fourth quarter of 2012. The properties now receive rental lease payments rather than full retail revenue and associated expense. The net impact of this change lowered overall retail revenue for each affected property. During the first quarter of 2013 the change resulted in revenue decreases of approximately $2.2 million (Gaylord Opryland–$1.3 million, Gaylord Texan–$0.5 million, and Gaylord National–$0.4 million). The change impacted consolidated revenue, Hospitality segment revenue, property revenue, and Total RevPAR as explained below. To enable period-over-period comparison, we have included adjusted 2012 revenue and 2012 Total RevPAR figures to reflect the elimination of retail revenues from operations that have been outsourced in the 2013 period. No adjustments were made to the Gaylord Palms’ results due to the fact that during all periods presented, retail operations were outsourced at that property. A reconciliation of actual revenue to Retail Adjusted Revenue for the 2012 period is set forth below under “Supplemental Financial Results.”

Calculation of RevPAR and Total RevPAR

We calculate revenue per available room (“RevPAR”) for our hotels by dividing room revenue by room nights available to guests for the period. We calculate total revenue per available room (“Total RevPAR”) for our hotels by dividing the sum of room revenue, food & beverage, and other ancillary services revenue by room nights available to guests for the period. We calculate retail adjusted total revenue per available room (“Retail Adjusted Total RevPAR”) for our hotels by dividing the sum of room revenue, food & beverage, and other ancillary services revenue minus the retail inventory adjustment for the period by room nights available to guests for the period.

RevPAR estimated annual increases included in our guidance are based on 2012 RevPAR of $123.36 (as adjusted to reflect a change in room counting methods that does not exclude renovation rooms from the calculation of rooms available, per Marriott room counting methods), and Total RevPAR estimated annual increases are based on 2012 Retail Adjusted Total RevPAR of $305.30 (as adjusted to reflect the elimination from the first three quarters of 2012 of revenues from retail operations that were outsourced to a third-party retailer beginning in the fourth quarter of 2012, as well as Marriott room counting methods).

Non-GAAP Financial Measures

We present the following non-GAAP financial measures we believe are useful to investors as key measures of our operating performance: Adjusted EBITDA, Adjusted FFO and Retail Adjusted Revenue, as described above.

To calculate Adjusted EBITDA, we determine EBITDA, which represents net income (loss) determined in accordance with GAAP, plus loss (income) from discontinued operations, net; provision (benefit) for income taxes; other (gains) and losses, net; (income) loss from unconsolidated entities; interest expense; and depreciation and amortization, less interest income. Adjusted EBITDA is calculated as EBITDA plus preopening costs; non-cash ground lease expense; equity-based compensation expense; impairment charges; any closing costs of completed acquisitions; interest income on Gaylord National bonds; other gains (and losses); REIT conversion costs and any other adjustments we have identified in this release. We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because this measure helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization) from our operating results. A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA and a reconciliation of segment operating income to segment Adjusted EBITDA are set forth below under “Supplemental Financial Results.” Our method of calculating Adjusted EBITDA as used herein differs from the method we used to calculate Adjusted EBITDA as presented in press releases covering periods prior to 2013.

We calculate Adjusted FFO to mean net income (loss) (computed in accordance with GAAP), excluding non-controlling interests, and gains and losses from sales of property; plus depreciation and amortization (excluding amortization of deferred financing costs and debt discounts) and impairment losses; we also exclude written-off deferred financing costs, non-cash ground lease expense, amortization of debt discounts and amortization of deferred financing costs; and gain (loss) on extinguishment of debt, and subtract certain capital expenditures (the required FF&E reserves for our managed properties plus maintenance capital expenditures for our non-managed properties). We also exclude the effect of the non-cash income tax benefit relating to the REIT conversion. We have presented Adjusted FFO both excluding and including REIT conversion costs. We believe that the presentation of Adjusted FFO provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specified non-cash items such as real estate depreciation and amortization, gain or loss on sale of assets and certain other items which we believe are not indicative of the performance of our underlying hotel properties. We believe that these items are more representative of our asset base than our ongoing operations. We also use Adjusted FFO as one measure in determining our results after taking into account the impact of our capital structure. A reconciliation of net income (loss) to Adjusted FFO is set forth below under “Supplemental Financial Results.”

We caution investors that amounts presented in accordance with our definitions of Adjusted EBITDA and Adjusted FFO may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP measures in the same manner. Adjusted EBITDA and Adjusted FFO, and any related per share measures, should not be considered as alternative measures of our net income (loss), operating performance, cash flow or liquidity. Adjusted EBITDA and Adjusted FFO may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that Adjusted EBITDA and Adjusted FFO can enhance an investor’s understanding of our results of operations, these non-GAAP financial measures, when viewed individually, are not necessarily better indicators of any trend as compared to GAAP measures such as net income (loss) or cash flow from operations. In addition, you should be aware that adverse economic and market and other conditions may harm our cash flow.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, Executive Vice President and Chief Financial Officer	Brian Abrahamson, Vice President of Corporate Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
(615) 316-6588	(615) 316-6302
mfioravanti@rymanhp.com	babrahamson@rymanhp.com
~or~	~or~
Todd Siefert, Vice President of Corporate Finance & Treasurer	Josh Hochberg or Dan Zacchei
Ryman Hospitality Properties, Inc.	Sloane & Company
(615) 316-6344	(212) 446-1892 or (212) 446-1882
tsiefert@rymanhp.com	jhochberg@sloanepr.com; dzacchei@sloanepr.com

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands, except per share data)

	Three Months Ended
	Mar. 31,
	2013	2012
Revenues :
Rooms	$85,509	$87,534
Food and beverage	98,188	108,076
Other hotel revenue	25,884	30,438
Opry and Attractions	12,532	12,867

Total revenues	222,113	238,915

Operating expenses:
Rooms	25,087	22,968
Food and beverage	61,248	61,614
Other hotel expenses	69,568	72,894
Management fees	3,469	—

Total hotel operating expenses	159,372	157,476
Opry and Attractions	11,286	10,757
Corporate	6,666	13,006
REIT conversion costs	14,992	3,053
Casualty loss	32	174
Preopening costs	—	331
Depreciation and amortization	32,009	32,434

Total operating expenses	224,357	217,231

Operating income (loss)	(2,244)	21,684

Interest expense, net of amounts capitalized	(13,323)	(14,362)
Interest income	3,051	3,154
Other gains and (losses), net	(6)	—

Income (loss) before income taxes	(12,522)	10,476

(Provision) benefit for income taxes	66,292	(4,469)

Income from continuing operations	53,770	6,007

Income from discontinued operations, net of taxes	10	21

Net income	$53,780	$6,028

Basic net income per share:
Income from continuing operations	$1.03	$0.12
Income from discontinued operations, net of taxes	—	—

Net income	$1.03	$0.12

Fully diluted net income per share:
Income from continuing operations	$0.81	$0.12
Income from discontinued operations, net of taxes	—	—

Net income	$0.81	$0.12

Weighted average common shares for the period:
Basic	52,427	48,715
Diluted (1)	66,720	50,137

(1)	Represents GAAP calculation of diluted shares and does not consider anti-dilutive effect of the Company’s purchased call options associated with its convertible notes. For the three months ended March 31, 2013 and 2012, the purchased call options effectively reduce dilution by approximately 7.7 million and 0.8 million shares of common stock, respectively.

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands)

	Mar. 31, 2013	Dec. 31, 2012
ASSETS:
Property and equipment, net of accumulated depreciation	$2,128,451	$2,148,999
Cash and cash equivalents - unrestricted	44,848	97,170
Cash and cash equivalents - restricted	6,934	6,210
Notes receivable	148,925	149,400
Trade receivables, net	60,745	55,343
Deferred financing costs	9,660	11,347
Prepaid expenses and other assets	55,879	63,982

Total assets	$2,455,442	$2,532,451

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Debt and capital lease obligations	$1,092,081	$1,031,863
Accounts payable and accrued liabilities	145,042	218,461
Deferred income taxes	35,026	88,938
Deferred management rights proceeds	185,615	186,346
Dividends payable	25,971	—
Other liabilities	139,071	153,245
Stockholders’ equity	832,636	853,598

Total liabilities and stockholders’ equity	$2,455,442	$2,532,451

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

ADJUSTED EBITDA RECONCILIATION

Unaudited

(in thousands)

	Three Months Ended Mar. 31,
	2013		2012
	$	Margin	$	Margin
Consolidated
Revenue	$222,113		$238,915
Net income	$53,780		$6,028
Income from discontinued operations, net of taxes	(10)		(21)
Provision (benefit) for income taxes	(66,292)		4,469
Other (gains) and losses, net	6		—
Interest expense, net	10,272		11,208
Depreciation & amortization	32,009		32,434

EBITDA	29,765	13.4%	54,118	22.7%
Preopening costs	—		331
Non-cash lease expense	1,399		1,426
Equity-based compensation	1,394		2,356
Interest income on Gaylord National bonds	3,048		3,150
Other gains and (losses), net	(6)		—
(Gain) loss on disposal of assets	1		—
Casualty loss	32		174
REIT conversion costs	14,992		3,053

Adjusted EBITDA	$50,625	22.8%	$64,608	27.0%

Hospitality segment
Revenue	$209,581		$226,048
Operating income	17,661		39,705
Depreciation & amortization	26,801		28,536
Preopening costs	—		331
Non-cash lease expense	1,399		1,426
Equity-based compensation	—		783
Interest income on Gaylord National bonds	3,048		3,150
Other gains and (losses), net	(6)		—
(Gain) loss on disposal of assets	1		—
REIT conversion costs	5,747		—

Adjusted EBITDA	$54,651	26.1%	$73,931	32.7%

Opry and Attractions segment
Revenue	$12,532		$12,867
Operating income (loss)	(190)		684
Depreciation & amortization	1,366		1,285
Equity-based compensation	129		63
Casualty loss	—		141
REIT conversion costs	70		—

Adjusted EBITDA	$1,375	11.0%	$2,173	16.9%

Corporate and Other segment
Operating loss	(19,715)		(18,705)
Depreciation & amortization	3,842		2,613
Equity-based compensation	1,265		1,510
Casualty loss	32		33
REIT conversion costs	9,175		3,053

Adjusted EBITDA	$(5,401)		$(11,496)

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

FUNDS FROM OPERATIONS (“FFO”) AND ADJUSTED FFO RECONCILIATION

Unaudited

(in thousands, except per share data)

	Three Months Ended Mar. 31,
	2013	2012
	$	$
Consolidated
Net income	$53,780	$6,028
Depreciation & amortization	32,009	32,434
(Gains) losses on sale of real estate assets	1	—

FFO	85,790	38,462
Capital expenditures (1)	(7,747)	(13,842)
Non-cash lease expense	1,399	1,426
Impairment charges	132	—
Write-off of deferred financing costs	544	—
Amortization of deferred financing costs	1,165	1,212
Amortization of debt discounts	3,593	3,307
Noncash tax benefit resulting from REIT conversion	(61,340)	—

Adjusted FFO	$23,536	$30,565

REIT conversion costs (tax effected)	11,338	1,944

Adjusted FFO excluding REIT conversion costs	$34,874	$32,509

FFO per basic share	$1.64	$0.79
Adjusted FFO per basic share	$0.45	$0.63
Adjusted FFO (excl. REIT conversion costs) per basic share	$0.67	$0.67

FFO per diluted share (2)	$1.29	$0.77
Adjusted FFO per diluted share (2)	$0.35	$0.61
Adjusted FFO (excl. REIT conversion costs) per diluted share (2)	$0.52	$0.65

(1)	Represents FF&E reserve for managed properties and maintenance capital expenditures for non- managed properties.
(2)	The GAAP calculation of diluted shares does not consider the anti-dilutive effect of the Company’s purchased call options associated with its convertible notes. For the three months ended March 31, 2013 and 2012, the purchased call options effectively reduce dilution by approximately 7.7 million and 0.8 million shares of common stock, respectively.

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

Unaudited

(in thousands, except operating metrics)

	Three Months Ended Mar. 31,
	2013	2012 (1)
HOSPITALITY OPERATING METRICS:

Hospitality Segment

Occupancy	67.5%	68.7%
Average daily rate (ADR)	$173.84	$172.82
RevPAR	$117.33	$118.78
OtherPAR	$170.23	$187.97
Total RevPAR	$287.56	$306.75

Revenue	$209,581	$226,048
Adjusted EBITDA	$54,651	$73,931
Adjusted EBITDA Margin	26.1%	32.7%

Gaylord Opryland

Occupancy	70.4%	66.2%
Average daily rate (ADR)	$157.33	$158.00
RevPAR	$110.76	$104.56
OtherPAR	$153.62	$164.90
Total RevPAR	$264.38	$269.46

Revenue	$68,608	$70,669
Adjusted EBITDA	$21,233	$22,895
Adjusted EBITDA Margin	30.9%	32.4%

Gaylord Palms

Occupancy	79.9%	81.8%
Average daily rate (ADR)	$178.29	$182.71
RevPAR	$142.47	$149.44
OtherPAR	$224.54	$253.32
Total RevPAR	$367.01	$402.76

Revenue	$46,442	$51,532
Adjusted EBITDA	$12,786	$20,212
Adjusted EBITDA Margin	27.5%	39.2%

Gaylord Texan

Occupancy	68.2%	69.4%
Average daily rate (ADR)	$175.13	$177.75
RevPAR	$119.46	$123.43
OtherPAR	$209.32	$227.65
Total RevPAR	$328.78	$351.08

Revenue	$44,681	$48,274
Adjusted EBITDA	$12,243	$16,609
Adjusted EBITDA Margin	27.4%	34.4%

Gaylord National

Occupancy	55.6%	64.7%
Average daily rate (ADR)	$208.33	$190.94
RevPAR	$115.91	$123.51
OtherPAR	$148.72	$170.55
Total RevPAR	$264.63	$294.06

Revenue	$47,536	$53,413
Adjusted EBITDA	$7,992	$13,799
Adjusted EBITDA Margin	16.8%	25.8%

The Inn at Opryland (2)

Occupancy	56.6%	55.6%
Average daily rate (ADR)	$109.09	$103.57
RevPAR	$61.74	$57.55
OtherPAR	$23.13	$24.53
Total RevPAR	$84.87	$82.08

Revenue	$2,314	$2,160
Adjusted EBITDA	$397	$416
Adjusted EBITDA Margin	17.2%	19.3%

(1)	For purposes of comparability, both 2013 and 2012 occupancy, RevPAR, OtherPAR and Total RevPAR are calculated using Marriott’s method of calculating available rooms and do not exclude renovation rooms from the calculation of rooms available, which is different from how the Company has previously accounted for renovation rooms prior to the Marriott transition. In addition, both 2013 and 2012 occupancy and ADR do not include complimentary room nights in the calculation of occupied rooms, which is different from how the Company has previously accounted for complimentary rooms.
(2)	Includes other hospitality revenue and expense.

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

RECONCILIATION OF ADJUSTED RESULTS

Unaudited

(in thousands, except operating metrics)

	Three Months Ended Mar. 31,
	2013	2012
Consolidated:
Revenue	$222,113	$238,915
Less: Retail Inventory Adjustment	—	(2,205)

Retail Adjusted Revenue	$222,113	$236,710

Hospitality Segment:
Revenue	$209,581	$226,048
Less: Retail Inventory Adjustment	—	(2,205)

Retail Adjusted Revenue	$209,581	$223,843

Total RevPAR	$287.56	$306.75
Retail Adjusted Total RevPAR	$287.56	$303.76

Gaylord Opryland:
Revenue	$68,608	$70,669
Less: Retail Inventory Adjustment	—	(1,336)

Retail Adjusted Revenue	$68,608	$69,333

Total RevPAR	$264.38	$269.46
Retail Adjusted Total RevPAR	$264.38	$264.37

Gaylord Palms:
Revenue	$46,442	$51,532
Less: Retail Inventory Adjustment	—	—

Retail Adjusted Revenue	$46,442	$51,532

Total RevPAR	$367.01	$402.76
Retail Adjusted Total RevPAR	$367.01	$402.76

Gaylord Texan:
Revenue	$44,681	$48,274
Less: Retail Inventory Adjustment	—	(474)

Retail Adjusted Revenue	$44,681	$47,800

Total RevPAR	$328.78	$351.08
Retail Adjusted Total RevPAR	$328.78	$347.63

Gaylord National:
Revenue	$47,536	$53,413
Less: Retail Inventory Adjustment	—	(395)

Retail Adjusted Revenue	$47,536	$53,018

Total RevPAR	$264.63	$294.06
Retail Adjusted Total RevPAR	$264.63	$291.89

Inn at Opryland (and Other Hospitality):
Revenue	$2,314	$2,160
Less: Retail Inventory Adjustment	—	—

Retail Adjusted Revenue	$2,314	$2,160

Total RevPAR	$84.87	$82.08
Retail Adjusted Total RevPAR	$84.87	$82.08

Ryman Hospitality Properties, Inc. and Subsidiaries

RECONCILIATION OF FORWARD-LOOKING STATEMENTS

Unaudited

(in thousands)

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”)

and Adjusted Funds From Operations (“AFFO”) reconciliation:

	PRIOR GUIDANCE RANGE		NEW GUIDANCE RANGE
	FOR FULL YEAR 2013		FOR FULL YEAR 2013
	Low	High	Low	High
Ryman Hospitality Properties, Inc.
Net Income	$91,100	$98,100	$145,400	$152,400
Provision (benefit) for income taxes	(8,000)	(7,000)	(19,300)	(18,400)
Write off and Valuation Allowance	—	—	(62,000)	(62,000)
Other (gains) and losses, net	(2,300)	(2,300)	(2,300)	(2,300)
Interest expense	46,000	50,900	60,000	64,000
Interest income	(12,000)	(12,000)	(12,000)	(12,000)

Operating Income	114,800	127,700	109,800	121,700
Depreciation and amortization	120,000	125,000	120,000	125,000

EBITDA	234,800	252,700	229,800	246,700
Non-cash lease expense	5,600	5,600	5,600	5,600
Equity based compensation	6,300	6,400	6,300	6,400
Other gains and (losses), net	2,300	2,300	2,300	2,300
Interest income	12,000	12,000	12,000	12,000
REIT conversion costs	20,000	18,000	25,000	24,000

Adjusted EBITDA	$281,000	$297,000	$281,000	$297,000

Hospitality Segment
Operating Income	$159,100	$167,100	$156,800	$164,300
Depreciation and amortization	107,000	110,000	107,000	110,000

EBITDA	266,100	277,100	263,800	274,300
Non-cash lease expense	5,600	5,600	5,600	5,600
Equity based compensation	—	—	—	—
Other gains and (losses), net	2,300	2,300	2,300	2,300
Interest income	12,000	12,000	12,000	12,000
REIT conversion costs	4,000	3,000	6,300	5,800

Adjusted EBITDA	$290,000	$300,000	$290,000	$300,000

Opry and Attractions Segment
Operating Income	$8,900	$9,800	$8,700	$9,600
Depreciation and amortization	5,500	6,500	5,500	6,500

EBITDA	14,400	16,300	14,200	16,100
Non-cash lease expense	—	—	—	—
Equity based compensation	600	700	600	700
Interest income	—	—	—	—
REIT conversion costs	—	—	200	200

Adjusted EBITDA	$15,000	$17,000	$15,000	$17,000

Corporate and Other Segment
Operating Income	$(53,200)	$(49,200)	$(55,700)	$(52,200)
Depreciation and amortization	7,500	8,500	7,500	8,500

EBITDA	(45,700)	(40,700)	(48,200)	(43,700)
Non-cash lease expense	—	—	—	—
Equity based compensation	5,700	5,700	5,700	5,700
Interest income	—	—	—	—
REIT conversion costs	16,000	15,000	18,500	18,000

Adjusted EBITDA	$(24,000)	$(20,000)	$(24,000)	$(20,000)

Ryman Hospitality Properties, Inc.
Net Income	$91,100	$98,100	$145,400	$152,400
Depreciation & Amortization	120,000	125,000	120,000	125,000
Capital Expenditures	(38,000)	(36,000)	(38,000)	(36,000)
Non-Cash Lease Expense	5,600	5,600	5,600	5,600
Amortization of Debt Premiums/Disc.	15,000	15,000	15,000	15,000
Amortization of DFC	5,300	5,300	7,000	7,000
Other Non-recurring Items	—	—	(62,000)	(62,000)
Loss (Gain) on debt extinguishment	—	—	—	—

Adjusted FFO	199,000	213,000	193,000	207,000
REIT Conversion Costs	13,000	12,000	19,000	18,000

Adjusted FFO Excl. REIT Conversion Costs	$212,000	$225,000	$212,000	$225,000